Exhibit 99.3

CALL OPTION AGREEMENT

THIS CALL OPTION AGREEMENT (the “Agreement”) is made and entered into on this 3rd day of January, 2012, by and between Capital Alliance Advisors, Inc., a California corporation, located at 100 Pine Street, San Francisco, CA 94111 (the “Optioner”), and G Real Estate Partners, LP, a Delaware limited partnership located at 546 Fifth Avenue, 14th Floor, New York, NY 10036 (the “Optionee”).

RECITALS

WHEREAS, the Optioner desires to grant to Optionee an irrevocable option to purchase from the Optioner up to 17,928 shares of the $0.01 par value Common Stock of Eastern Light Capital Incorporated (the “Company”) at an exercise price of $2.39 per share (the “Option Shares”); and

NOW, THEREFORE, in consideration of the foregoing provisions, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

a.             Grant of Option. In consideration of the payment of $3,000.00 to be made by the Optionee to Optioner by the next business day after Optionee’s receipt of written notice from the Optioner of wire transfer instructions to make such payment, the Optioner hereby grants, bargains, sells, conveys and delivers unto Optionee an irrevocable right, option and privilege to purchase, all right, title and interest of the Option Shares (the “Option”), exercisable in the manner set forth below.

b.             Option Price. The price that Optionee shall pay for the Option Shares upon exercise of the Option shall be $2.39 per share of Common Stock of the Company (the “Option Price”).

c.             Option Period. The Option may be exercised at any time and from time to time commencing on the date of this Agreement until the first anniversary of the date hereof (the “Option Period”).

d.             Exercise of Option. The Option may be exercised by Optionee during the Option Period by delivery to the Optioner of (i) a written notice, substantially in the form attached hereto as Exhibit A (the “Exercise Notice”), indicating that (A) Optionee is electing to exercise the Option to acquire Option Shares, (B) the number of Option Shares it is then electing to purchase and the aggregate Option Price payable for such number of Option Shares (the “Exercise Price”) and (C) the custodian bank, broker, dealer or other nominee of Optionee and the applicable account number where the Option Shares then being purchased are to be transferred, and (ii) the Exercise Price in immediately available funds. Optioner shall immediately notify the Company’s transfer agent or Optioner’s custodian bank, broker, dealer or other nominee holding the Option Shares on behalf of the Optioner, as the case may be (the “Transferring Party”), of the exercise of the Option and instruct the Transferring Party to immediately transfer the number of Option Shares elected by Optionee to the custodian bank, broker, dealer or other nominee of Optionee as communicated to Optioner by Optionee in the Exercise Notice. Optionee shall provide Optioner and the Transferring Party with any other reference information reasonably requested by the Transferring Party to effectuate the exercise of the Option. Optionee shall cause the Transferring Party to notify the Company of the aforesaid transfer as necessary in order to afford the Optionee with all rights afforded to the Option Shares so purchased, including, but not limited to, rights to stock dividends on, and rights to vote, such Option Shares. The Optioner agrees to use its reasonable commercial efforts to cause the transfer of such Option Shares to Optionee as quickly as practicable and in any event within three (3) business days from Optionee’s delivery of the Exercise Notice to Optioner.

e.             Fundamental Events. In addition to the exercise rights set forth in paragraphs c. and d. above, Optionee shall have, at any time during the Option Period, the right to exercise its Option in connection with any of the following events (the “Fundamental Events”): (i) sale to an unrelated party of more than 50% of the capital stock of the Company or of assets of the Company representing over 50% of the value of the Company; (ii) any merger, consolidation or split-off of the Company or other similar restructuring of the Company in which the Company is not the survivor; or (iii) winding up of the Company or any other liquidation procedure. Optioner shall notify the Optionee in writing that a Fundamental Event is about to occur or is contemplated or being evaluated by the Company immediately after Optioner’s and/or the Guarantor’s (as defined below) discovery or notification of the same.

f.             Adjustments. In the event of a declaration of a stock dividend, recapitalization, stock split-up, combination, or exchange, or other similar event that directly affects the Company’s capitalization or its Common Stock, which event Optioner shall promptly give Optionee notice thereof, the number of Option Shares available for purchase under this Option and the exercise price of any outstanding Option shall be appropriately adjusted by the Optioner and Optionee, both acting in good faith, to provide Optionee with the rights to acquire the same percentage ownership interest in the Company for the same consideration as on the date hereof. If because of one or more recapitalizations, reorganizations or other corporate events, the holders of outstanding Common Stock receive something other than shares of Common Stock, then, upon exercise of the Option, the Optionee shall receive what the Optionee would have received had the Optionee exercised the Option immediately before the first such corporate event and not disposed of anything the Optionee received as a result of the corporate event.

g.             Optioner’s Representations and Warranties. The Optioner represents and warrants as follows, and such representations and warranties shall remain effective as if they are made as of the date of the transfer of the Option Shares:

1. The Option Shares are duly authorized, validly issued, fully paid and non assessable, and were issued in compliance with all applicable United States Federal and state securities laws.

2. Optioner has the full corporate power and authority to execute and deliver this Agreement and all other documents related to the transactions contemplated herein which are to be executed by it, and has the full power and authority to complete the transactions set forth herein, including the transfer, assignment and delivery of the Option Shares.

3. This Agreement has been duly and lawfully executed and delivered by the Optioner and is legally binding upon Optioner and enforceable against it in accordance with the terms hereof.

4. Optioner is the registered legal owner and holder of the Option Shares as of the date hereof. The Option Shares represent 3% of the issued and outstanding Common Stock of the Company as of the date hereof, assuming the conversion of any other securities of the Company convertible into, or exercisable for, Common Stock of the Company. The Option Shares do not represent any shares of Common Stock that were issued as a result of the conversion and/or exercise of any preferred stock or other securities of the Company. There are no liens, security interests, pledges, claims, other encumbrances or third party rights on the Option Shares except for the rights created by this Agreement. In accordance with this Agreement, Optionee shall, upon the exercise of the Option, obtain good title to the Option Shares free and clear of any liens, security interests, pledges, claims, other encumbrances or third party rights.

5. The Option Shares have been duly registered under the Securities Act of 1933, as amended (the “Act”), and as of the date hereof, the Option Shares are freely tradeable on the NYSE Amex Stock Exchange under the symbol “ELC”. For the sake of clarity, the delisting of the Option Shares from the NYSE Amex Stock Exchange or subsequent listing on another stock exchange shall not prevent, limit, restrict or impact in any way Optionee’s right to exercise the Option and acquire the Option Shares.

6. Optioner has examined and is familiar with all of the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and has used the information contained in such SEC filings in connection with its negotiations with Optionee over the terms and conditions of this Agreement, including, but not limited to, the Option Price. The Optioner is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to the sale of securities like the Option Shares.

h.             Power of Attorney. Optioner hereby makes, constitutes and appoints Optionee with full power of substitution and resubstitution, as its true and lawful attorney-in-fact for it and in its name, place and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record any and all instruments which are deemed necessary or advisable by the Optionee to effectuate the transfer of the Option Shares upon the proper exercise of the Option. Optioner authorizes such attorney-in-fact to take any further action which it shall consider necessary in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever required to be done in connection with the foregoing as fully as Optioner might or could do personally, and hereby ratify and confirm all that such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof. The power of attorney granted to the Optionee hereunder: (i) is a special power of attorney coupled with an interest and is irrevocable; (ii) may be exercised by the attorney-in-fact by listing Optioner executing any agreement, certificate, instrument or other document with the single signature of the attorney-in-fact acting as attorney-in-fact for Optioner; and (iii) shall survive and not be affected by the subsequent bankruptcy, insolvency, dissolution or cessation of existence of Optioner and shall extend to Optioner’s successors and assigns.

i.             Covenants of the Optioner. During the Option Period, without the prior written consent of Optionee, Optioner and/or the Guarantor shall not transfer or otherwise dispose of, or create any encumbrance or other third party rights on, any Option Shares.

j.             Notices. All notices, waivers, demands and instructions given in connection with this Agreement shall be made in writing, with a copy to each party, and shall be deemed to have been duly given and delivered (a) 5 days after posting if mailed by U.S. Mail, certified or registered, return receipt requested, postage prepaid, (b) upon the next business day if sent by overnight courier, or (c) on the date in which hand delivery in person is made. All notices shall be addressed as first above written (or to such other address as a party may from time to time designate by notice to all other parties as aforesaid).

k.             Further Assurances. Each of the parties hereto shall execute such other instruments, documents and papers and shall take such further actions as may be reasonably required or appropriate to carry out the provisions hereof.

l.             Entire Agreement. This Agreement constitutes the full and complete understanding of the parties with respect to its subject matter, is an exclusive statement of the terms and conditions of their agreement in relation hereto, and supersedes all prior negotiations, understandings and agreements, whether written or oral, between the parties with respect hereto.

m.             Governing Law; Jurisdiction. This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of New York without regard to any conflict-of-laws provisions to the contrary. Any and all disputes regarding this Agreement shall be brought by the parties hereto solely in the Federal or state courts sitting in the County of New York, State of New York.

n.             Specific Performance. The right of the Optionee to call for the delivery of the Option Shares is unique, and accordingly, the parties hereto agree that, in addition to (and not in limitation of) any other remedies that may be available to the Optionee in law or at equity or pursuant to the provisions of this Agreement, the Optionee shall have the right to seek enforcement of Optionee’s obligation to deliver such Option Shares by an action for specific performance or injunctive relief to the full extent permitted by law.

o.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together shall constitute one and the same instrument.

p.             Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all of the parties hereto.

q.             Parties in Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated herein shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

r.             Assignment. Optioner may not assign this Option without the prior written consent of the Optionee. The Optionee may at any time assign all or part of its rights under this Agreement to any of its affiliates or any other person and any assignee of Optionee shall succeed to and be possessed of the rights of the Optionee hereunder to the extent of the assignment made. Notwithstanding the foregoing, for a period of twelve months after the expiration of the Option Period, the Optionee agrees not to sell, assign or transfer, either directly or indirectly to any officer or director of the Company or any entity or persons related to such officers or directors of the Company, the Option or any of the Option Shares received through the exercise of the Option; provided, however, that the foregoing restriction shall not apply in the event that the shares of Common Stock of the Company are no longer listed and tradable on the NYSE Amex Stock Exchange or other comparable U.S national stock exchange or in connection with a transaction that will result in the shares of Common Stock of the Company no longer being listed and tradable on the NYSE Amex Stock Exchange or other comparable U.S national stock exchange.

s.             Waiver. No waiver by any party of any default or breach by any other party of any representation, warranty, covenant or condition contained in this Agreement, or in any exhibit or any document, instrument, or certificate contemplated herein, shall be deemed to constitute a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power, or remedy under this Agreement or at law shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

t.             Indemnification. The Optioner does hereby agree to indemnify, defend and hold the Optionee and his representatives and agents free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability, including all attorneys or other professionals fees and other costs, fees and expenses, suffered or incurred by, or asserted or alleged against the Optionee arising by reason of, or in connection with, the breach of, or falsity or inaccuracy of any representation or warranty (expressed or implied) or other terms contained in this Agreement.

u.             Guarantee. In order to induce the Optionee to enter into this Agreement, for which Dennis Konczal (the “Guarantor”) stands to directly benefit as the sole shareholder of the Optioner, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby unconditionally and irrevocably guarantees to the Optionee the full and complete payment and performance, when due, of all obligations now or hereafter owed to the Optionee (including, without limitation, the Optioner’s indemnification obligations under paragraph t hereof) by the Optioner pursuant to this Agreement. It is understood and agreed by the Guarantor that the Optionee may proceed against the Guarantor under this paragraph u, in one or more actions, suits or proceedings, without pursuing or exhausting any right or remedy the Optionee may have against the Optioner under this Agreement. The guarantee set forth in this paragraph u shall be binding upon and inure to the benefit of the Optionee and its shareholders and their respective heirs, successors and assigns.

v.             Confidentiality, Publicity and Disclosures. Optioner and the Guarantor shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated herein without the prior knowledge and written consent of the Optionee. The foregoing shall not prohibit any disclosure: (i) required by applicable law or regulatory authorities to be made by either Optioner or the Guarantor, provided that the party required to make such disclosure shall first consult with the other parties with respect to the form and substance of the proposed disclosure; (ii) to attorneys, accountants, or other agents of the Optioner and/or Guarantor assisting them in connection with the transactions contemplated herein; and (iii) by the Optioner and/or Guarantor in order to comply with the law or the regulations of the NYSE Amex Stock Exchange.

w.             Costs, Expenses and Legal Fees. Whether or not the transactions contemplated herein are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees and disbursements), except that Optioner agrees to pay the costs and expenses (including attorneys’ fees and disbursements) incurred by Optionee in successfully (i) enforcing any of the terms of this Agreement, or (ii) proving that the Optioner breached any of the terms of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE OPTIONER:

CAPITAL ALLIANCE ADVISORS, INC.

By:	/s/ Dennis Konczal
Name: Dennis Konczal
Title: President

OPTIONEE:

G REAL ESTATE PARTNERS, LP

By: G Real Estate Partners GP, LLC, its general partner

By:	/s/ Michael Glickstein
Name: Michael Glickstein
Title: Managing Member

GUARANTOR:

(Solely with respect to paragraphs i., u. and v.)

/s/ Dennis Konczal
Dennis Konczal

EXHIBIT A

NOTICE OF EXERCISE

This notice of exercise is being delivered in connection with that certain Call Option Agreement, dated January 3, 2012, between G Real Estate Partners, LP and Capital Alliance Advisors, Inc. (the “Call Option Agreement”). Capitalized terms used but undefined herein shall have the meanings assigned to them in the Call Option Agreement.

The undersigned hereby irrevocably elects to exercise the Option to the extent of purchasing _________shares of Common Stock of Eastern Light Capital Incorporated, a Delaware corporation, and hereby makes payment of $__________ in payment therefor.

G REAL ESTATE PARTNERS, LP

By: G Real Estate Partners GP, LLC, its general partner

By:
Name: Michael Glickstein
Title: Managing Member

Date:

INSTRUCTIONS FOR TRANSFER OF STOCK

Name: ______________________________________________________________________________________________
(Please type or print in block letters.)

Address:_____________________________________________________________________________________________

____________________________________________________________________________________________________

Name of Broker: ______________________________________________________________________________________

Account Number: _____________________________________________________________________________________